Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 7 to the Form 10 of Lenco Mobile Inc. of our report dated October 29, 2009, except for Note 18 for which the date is April 8, 2010 relating to the financial statements for the years ended December 31, 2008 and December 31, 2007 of Lenco Mobile Inc. and its subsidiaries.

/s/ Gruber & Company, LLC
Gruber & Company, LLC
Lake Saint Louis, Missouri

May 28, 2010